                                                                  RULE 424(B)(3)
                                                              FILE NO. 333-20667
                                                       REPUBLIC INDUSTRIES, INC.

                     SUPPLEMENT NO. 3 DATED APRIL 21, 1997
                      TO PROSPECTUS DATED FEBRUARY 4, 1997

     In order to reflect certain transfers and sales of Common Stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders Section of the Prospectus is hereby further supplemented as follows:

                                                    SHARES BENEFICIALLY    SHARES TO BE OFFERED
                                                      OWNED PRIOR TO          FOR THE SELLING
SELLING STOCKHOLDER                                    THE OFFERING        STOCKHOLDER'S ACCOUNT
-------------------                                 -------------------    ---------------------
Bost & Co.........................................          38,300                  14,100
Michael S. Egan Living Trust......................      16,615,404              16,615,404
Michael S. Egan Grantor Retained Annuity
  Trust For Sarah Egan Mooney.....................         806,841                 806,841
Michael S. Egan Grantor Retained Annuity
  Trust For Eliza Shenners Egan...................         806,841                 806,841
Michael S. Egan Grantor Retained Annuity
  Trust For Catherine Lewis Egan..................         806,841                 806,841
Michael S. Egan Grantor Retained Annuity
  Trust For Teague Michael Thomas Egan............         806,841                 806,841
Michael S. Egan Grantor Retained Annuity
  Trust For Riley Martin Michael Egan.............         806,841                 806,841
WeeZor I Limited Partnership......................       1,287,775(46)             210,000
WeeZor II Limited Partnership.....................         272,245                 272,245

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(46) Consists of (a) 407,775 shares owned directly by it, and (b) presently exercisable warrants to purchase 440,000, 220,000 and 220,000 shares at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.